Exhibit 10.1

National Financial Partners Corp.

Deferred Compensation Plan

For Employees of NFP, NFPSI and NFPISI

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Table of Contents

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ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the National Financial Partners Corp. Deferred Compensation Plan (“Plan”) is to aid National Financial Partners Corp. (the “Company”), NFP Securities, Inc. and NFP Insurance Services, Inc. (collectively, the “Employer”) in retaining and attracting executive employees by providing them with tax deferred savings opportunities. This voluntary nonqualified Plan provides a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) of the Employer with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan shall be effective August 15, 2007 and deferral elections made hereunder shall be effective as soon as administratively possible thereafter.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01    Administrative Committee. “Administrative Committee” means the committee appointed by the Plan Committee.

Section 2.02    Base Salary. “Base Salary” means the base rate of cash compensation paid by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant is employed by, or providing services to, the Employer, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.02 and (B) contributions made on his behalf to any qualified plan maintained by the Employer or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by the Employer.

Section 2.03    Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to Section 4.02. This amount can be a maximum of 50% and a minimum of 5% of Base Salary in any Plan Year.

Section 2.04    Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article XIII.

Section 2.05    Board. “Beneficiary” means the Board of Directors of the Company.

Section 2.06    Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred:

(i)        if any “person, as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act” of 1934 (the “Securities Act”), other than the Company or any employee benefit plan sponsored by the Company, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under the Securities Act, of 30% or more of the outstanding shares of the Common Stock; or

(ii)       there is a dissolution or sale of all or substantially all of the assets of the Company; or

(iii)      there occurs a consummation of a merger or consolidation after which, (A) the stockholders of the Company immediately prior to the combination do not hold, directly or indirectly, Voting Securities (as defined below) or other ownership interests of the entity or entities, if any, that succeed to the business of the Company having more than 50% of the Voting Power (as defined below) of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of the Company (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company) or (B) individuals who were Incumbent Members (as defined below) of the Company’s Board of Directors immediately before such combination do not hold a majority of the seats on the board of directors of the combined company; or

(iv)      if at any time after July 1, 2007, individuals who, as of July 1, 2007, constitute the Board (the “Incumbent Members”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to July 1, 2007 whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the then Incumbent Members shall be considered as though such individual were an Incumbent Member, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

For purposes of this definition, (a) “Voting Securities” shall mean any securities of a corporation entitled, or which may be entitled, to vote on matters submitted to the stockholders generally (whether or not entitled to vote in the general election of directors), or securities which are convertible into, or exercisable or exchangeable for, such Voting Securities, whether or not subject to the passage of time or any contingency and (b) “Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities, or by the holders of any other Voting Securities into which such other Voting Securities may be convertible, exercisable or exchangeable for, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

Section 2.07    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.08    Common Stock. “Common Stock” means the common stock of the Company.

Section 2.09    Company. “Company” means National Financial Partners Corp., its successors and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.10    Deferral Account. “Deferral Account” means the account maintained on the books of the Administrative Committee for each Participant pursuant to Article VI.

Section 2.11    Deferral Period. “Deferral Period” means the period after which payment of the Deferred Amount is to be made or begin to be made, which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the Separation from Service of the Participant.

Section 2.12    Deferred Amount. “Deferred Amount” means the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan, expressed as either a dollar amount or a percentage of the Base Salary and Incentive Compensation for such Plan Year or performance period.

Section 2.13    Designee. “Designee” shall mean the Company’s senior human resources officers or other individuals to whom the Committee has delegated the authority to take action under the Plan. Wherever Committee is referenced in the plan, it shall be deemed to also refer to Designee.

Section 2.14    Disability. “Disability” means any injury, illness or condition that constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.

Section 2.15    Eligible Compensation. “Eligible Compensation” means any Base Salary and Incentive Compensation earned with respect to a Plan Year. Eligible Compensation does not include expense reimbursements, any form of noncash compensation, stock-based plans, or benefits.

Section 2.16    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.17    Fair Market Value. “Fair Market Value” of a share of Common Stock means the closing price of the Company’s Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which the Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant’s interest in the Company Stock Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

Section 2.18    Hardship Withdrawal. “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

Section 2.19    Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant’s Deferral Account.

Section 2.20    Incentive Compensation. “Incentive Compensation” means the amount awarded to a Participant for a Plan Year under any incentive or bonus plan maintained by the Employer.

Section 2.21    Incentive Compensation Deferral. “Incentive Compensation Deferral” means the amount of a Participant’s Incentive Compensation which the Participant elects to have withheld on a pre-tax basis from his Incentive Compensation and credited to his account pursuant to Section 4.02. Incentive Compensation that is “performance based” (as defined in Treas. Reg. §1.409A-1(e)) may be deemed Eligible Compensation by the Plan Committee and the Participant may elect to file a Participation Agreement applicable to such Incentive Compensation no later than 6 months prior to the end of the service period during which the Incentive Compensation is earned (e.g., June 30 for calendar year bonuses). This amount can be a maximum of 100% and a minimum of 10% of Incentive Compensation in any Plan Year.

Section 2.22    Key Employee. “Key Employee” means “key employee” as defined in Section 416(i) of the Code.

Section 2.23    Matching Contribution. “Matching Contribution” means the amount of annual matching contributions that the Employer will make to a Participant’s Deferral Account under the Plan.

Section 2.24    Participant. “Participant” means any individual who is eligible or makes an election to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

Section 2.25    Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.26    Phantom Share Units. “Phantom Share Units” means units of deemed investment in shares of the Company Common Stock so determined under Section 7.02(b). Notwithstanding anything herein to the contrary, any payment hereunder with respect to Phantom Share Units shall be made in cash.

Section 2.27    Plan Committee. “Plan Committee” is the Deferred Compensation Plan Committee and means the compensation committee of the Board.

Section 2.28    Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.29    Separation from Service. “Separation from Service” means the cessation of a Participant’s services as a full-time employee of the Employer for any reason as set forth by Treas. Reg. §1.409A-1(h).

Section 2.30    Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency.

Section 2.31    Valuation Date. “Valuation Date” means the last calendar date when the New York Stock Exchange was open, or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

Section 3.01    Plan Committee and Administrative Committee Duties. This Plan shall be administered by the Plan Committee. A majority of the members of the Plan Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Plan Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Plan Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Plan Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Plan Committee. The Plan Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Plan Committee shall be conclusive and binding on the Employer, Participants and Beneficiaries.

The Plan Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Plan Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Plan Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Plan Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Employer shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person), each member of the Plan Committee and Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Employer , the Plan Committee or Administrative Committee.

Any expense incurred by the Employer , the Plan Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Employer and/or may be deducted from the Deferral Accounts of the Participants as determined by the Plan Committee.

Section 3.02    Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Plan Committee. The Plan Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Plan Committee. The Plan Committee will render a final decision on behalf of the Employer with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Plan Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Employer shall be deemed to have denied the claim.

ARTICLE IV

PARTICIPATION

Section 4.01    Participation. Participation in the Plan shall be limited to executives (i) whose Eligible Compensation for the applicable Plan Year is expected to equal or exceed $175,000 (ii) who have been employed by the Employer and any of its subsidiaries for at least one year prior to initial enrollment and (iii) who meet such other eligibility criteria as the Plan Committee shall establish from time to time, and (iv) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee. A Participation Agreement must be filed no later than the December 31st immediately preceding the Plan Year for which it is effective. Notwithstanding the foregoing, with respect to a Participant who first becomes eligible to participate in the Plan during a calendar year, a Participation Agreement must be filed within 30 days after the date the Participant first becomes eligible to participate in the Plan. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants with respect to Incentive Compensation.

Section 4.02    Contents of Participation Agreement.

(a)       The Plan Committee shall have the discretion to specify the contents of the Participation Agreement. Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary and Incentive Compensation for such Plan Year or performance period; provided that the maximum Deferred Amount for any Plan Year shall not exceed 50% of Base Salary and 100% of Incentive Compensation; and (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”).

(b)        The Plan Committee may allow Participants whose Incentive Compensation is “performance based” (as defined in Treas. Reg. §1.409A-1(e)) to file a Participation Agreement applicable to such Incentive Compensation no later than 6 months prior to the end of the service period during which the Incentive Compensation is earned (e.g. June 30 for calendar year bonuses) in accordance with, and subject to, the requirements of Treas. Reg. §1.409A-2(a)(8).

(c)        The Deferral Period may be expressed as ending on a specified date or upon the Participant’s Separation from Service.

Section 4.03    Modification or Revocation of Election by Participant.

(a)        A Participant may not change the amount of his Base Salary Deferrals during a Plan Year. Under no circumstances may a Participant’s Participation Agreement be made, modified or revoked retroactively, nor may a deferral period be shortened or reduced.

(b)        A Participant may make an election to change the time of his/her payment from the Plan as set forth in an existing Participation Agreement, but such a change must include the lengthening of the Deferral Period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment). Such amended Participation Agreement must be filed with the Plan Committee or its designee at least 12 months prior to the date of the first scheduled payment under the Participation Agreement (as in effect before such amendment) and shall not be effective for a period of 12 months. Under no circumstances may a Participant’s Participation Agreement be retroactively entered into, modified or revoked.

ARTICLE V

DEFERRED COMPENSATION

Section 5.01    Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Employer is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

Section 5.02    Matching Contribution. Each Participant who elects to make deferrals of Eligible Compensation to the Plan will receive a Matching Contribution from the Employer equal to 50% of the first 6% of that Participant’s Deferred Amount. Matching Contributions will be credited to the Participant’s Deferral Account as of the last day of each Plan Year. 50% of all Matching Contributions, plus an additional amount equal to 10% of such Matching Contributions will be deemed to be invested in the Company Stock Fund as described in Section 6.02(b) and the remaining 50% of the Matching Contributions (without regard to the additional 10% described above) will be deemed to be invested in the Hypothetical Investment Benchmarks elected by the Participant.

Section 5.03    Vesting of Deferral Account. Participant shall be 100% vested in his/her Deferred Amount at all times. Matching Contributions will vest at the rate of 33-? % each year and shall be fully vested on the third anniversary of contribution to the Plan.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 6.01    Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Sections 5.01, 5.02 and 6.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

Section 6.02    Hypothetical Investment Benchmarks. (a) Except as provided in Section 5.02 with respect to Matching Contributions, each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Plan Committee from time to time, and in accordance with such rules, regulations and procedures as the Plan Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferral Amounts are credited to his/her Deferral Accounts.

(b) (i) The Hypothetical Investment Benchmarks available for Deferral Accounts from time to time shall include a “Company Stock Fund.” The Company Stock Fund shall consist of deemed investments in shares of Company Common Stock. A maximum of 25% of the Deferred Amount may be invested in the Company Stock Fund. Deferred Amounts that are deemed to be invested in the Company Stock Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in the Company Stock Fund shall be credited, as of each Valuation Date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

(ii) When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in the Company Stock Fund is to be made, the balance in such a Deferral Account shall be determined by dividing the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution into the number of Phantom Share Units to be reallocated or distributed. Upon a lump sum distribution, the amounts in the Company Stock Fund shall be distributed in cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

(iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Plan Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Plan Committee shall make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Plan Committee as to such adjustments, if any, to be made shall be conclusive.

(iv) Notwithstanding any other provision of this Plan, the Plan Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Act, the crediting of deemed shares to his or her Deferral Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

Section 6.03    Statement of Accounts. The Administrative Committee or its Designee shall submit to each Participant statements of his/her Deferral Account(s) in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account(s), at least annually.

ARTICLE VII

BENEFITS AND DISTRIBUTIONS

Section 7.01    Time and Form of Payment. As soon as practicable after the end of the applicable Deferral Period, the Employer shall pay to the Participant a distribution from the Deferral Account as elected by the Participant in the applicable Participation Agreement in the form of a lump sum in cash.

Section 7.02    Distributions in the Event of Death or Disability. Notwithstanding the provisions of any Participation Agreement, if a Participant dies or has a Disability prior to receiving full payment of his/her Deferral Account(s), the Employer shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash as soon as practicable following the occurrence of such event.

Notwithstanding anything herein to the contrary, in no event shall any distributions be made under this Plan on account of the Separation from Service (other than on account of the Participant’s death or Disability) of any Participant that is a Key Employee, before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death or Disability, or as otherwise permitted without violating the requirements of Section 409(A)(a)(2) of the Code.

Section 7.03    Hardship Withdrawals. Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.03. A distribution pursuant to this Section 7.03 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.03 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.03 shall be made by the Administrative Committee.

Section 7.04    Change of Control. In the event of a Change of Control, no immediate special payment shall be made to any Participant and the terms and conditions of the Plan shall remain in full force and effect. Notwithstanding the foregoing, all Matching Contributions in a Participant’s Deferral Account shall become fully vested upon a Change of Control.

Section 7.05    Effect of Separation from Service. If a Participant experiences a Separation from Service before the date specified in his/her Participation Agreement(s), his or her account balance shall be distributed as soon as administratively feasible following the Separation from Service in a lump sum payment. Notwithstanding this Section 7.05, a Participant who is a Key Employee shall not be entitled to take a distribution of the balance of his Deferral Account(s) on account of his/her Separation from Service for a period of 6 months following such Separation from Service, unless such balance is distributable pursuant to another provision of the Plan (e.g. due to death or Disability).

Section 7.06    Withholding of Taxes. Notwithstanding any other provision of this Plan, the Employer shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

ARTICLE VIII

BENEFICIARY DESIGNATION

Section 8.01    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 8.02    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

Section 9.01    Amendment. The Board or the Plan Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Section 9.02    Company’s Right to Terminate. The Board or the Plan Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Plan Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. In the event of such termination of the Plan, the Participant’s Deferral Account shall continue to be credited with deemed earnings in accordance with the Participant’s deemed investment elections pursuant to Article VI hereof until distributed in accordance with the terms of the Plan or earlier to the extent permitted under Code Section 409A, including, without limitation, the Treas. Reg. §1.409A-3(j)(4)(ix).

ARTICLE X

MISCELLANEOUS

Section 10.01  Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Employer as a result of participating in the Plan. Notwithstanding the foregoing, the Employer may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Employer’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 10.02  Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.03  Limitation of Participants’ Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

Section 10.04  Participants Bound. Any action with respect to the Plan taken by the Plan Committee or the Employer or any action authorized by or taken at the direction of the Plan Committee or the Employer shall be final, binding and conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

Section 10.05  Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer and the Plan Committee and the Plan Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Committee or the Employer to follow the application of such funds.

Section 10.06  Governing Law. To the extent not preempted by or inconsistent with federal law, the laws of the state of New York shall apply. If any provision of this Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision of this Plan and the Plan shall be construed and enforced as if the provision had not been included.

Section 10.07  Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

Section 10.08  Costs. The Employer shall bear all expenses included in administering and operating the Plan.

Section 10.09  Other Benefits. No payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Employer nor affect any benefits plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 15th day of August, 2007.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Stephanie Scherr Olson
Stephanie Scherr Olson Senior Vice President and Associate General Counsel